Exhibit 99.1
October 24, 2024

Dow reports third quarter 2024 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.30; operating earnings per share (EPS)1 was $0.47, compared to $0.48 in the year-ago period and $0.68 in the prior quarter. Op. EPS excludes significant items totaling $0.17 per share, including restructuring and efficiency costs and charges related to a previously divested business.

•Net sales were $10.9 billion, up 1% compared to the year-ago period, led by higher sales in the U.S. & Canada. Sales were flat sequentially.

•Volume increased 1% compared to the year-ago period, driven by gains in Performance Materials & Coatings. Sequentially, volume increased 1%, led by gains in Packaging & Specialty Plastics and Industrial Intermediates & Infrastructure.

•Local price was flat year-over-year, as gains in Packaging & Specialty Plastics were offset by decreases in Performance Materials & Coatings. Sequentially, local price was down 1%, reflecting minor declines in all segments.

•Currency was flat both year-over-year and sequentially.

•Equity earnings were $2 million, up $9 million compared to the year-ago period. Sequentially, equity earnings were down $24 million.

•GAAP net income was $240 million. Op. EBIT1 was $641 million, up $15 million year-over-year, primarily driven by higher integrated margins in Packaging & Specialty Plastics, which were partly offset by the impact of an unplanned cracker outage in Texas and higher planned maintenance activity. Sequentially, Op. EBIT was down $178 million, reflecting the impact of the same unplanned cracker outage and lower local prices, primarily in Europe, the Middle East, Africa and India (EMEAI) and Asia Pacific.

•Cash provided by operating activities – continuing operations was $800 million, down $858 million year-over-year, primarily due to higher inventory to support both sales growth and labor-related supply chain disruptions. Sequentially, cash from operating activities was down $32 million.

•Returns to shareholders totaled $584 million in the quarter, including $490 million in dividends and $94 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except per share amounts	3Q24	3Q23	vs. SQLY [B / (W)]	2Q24	vs. PQ [B / (W)]
Net Sales	$10,879	$10,730	$149	$10,915	$(36)
GAAP Income, Net of Tax	$240	$327	$(87)	$458	$(218)
Operating EBIT[1]	$641	$626	$15	$819	$(178)
Operating EBIT Margin[1]	5.9%	5.8%	10 bps	7.5%	(160) bps
Operating EBITDA[1]	$1,382	$1,283	$99	$1,501	$(119)
GAAP Earnings Per Share	$0.30	$0.42	$(0.12)	$0.62	$(0.32)
Operating Earnings Per Share[1]	$0.47	$0.48	$(0.01)	$0.68	$(0.21)
Cash Provided by Operating Activities - Cont. Ops	$800	$1,658	$(858)	$832	$(32)
1.Op. Earnings Per Share, Op. EBIT, Cash Flow Conversion, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports third quarter 2024 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“In the third quarter, Team Dow delivered our fourth consecutive quarter of year-over-year volume growth, while managing ongoing macroeconomic softness and an unplanned cracker outage in Texas. Our cost-advantaged footprint in the Americas continues to provide a strong competitive edge, enabling Dow to capture demand growth in attractive markets. However, a meaningful recovery has yet to materialize in Europe and China. In addition, Europe’s regulatory environment has led to increasing challenges across many sectors and value chains. Since 2023, we have proactively taken targeted actions to optimize our global asset footprint. Consistent with our best-owner mindset, we are announcing a strategic review of select assets in Europe, primarily those in our Polyurethanes business. We will continue to optimize our global footprint, while maximizing cash generation as we make progress on our higher-return investments that will drive long-term shareholder value.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q24	3Q23	vs. SQLY [B / (W)]	2Q24	vs. PQ [B / (W)]
Net Sales	$5,516	$5,454	$62	$5,515	$1
Operating EBIT	$618	$476	$142	$703	$(85)
Operating EBIT Margin	11.2%	8.7%	250 bps	12.7%	(150) bps
Equity Earnings	$16	$50	$(34)	$55	$(39)

Packaging & Specialty Plastics segment net sales in the quarter were $5.5 billion, up 1% versus the year-ago period. Local price increased 1% year-over-year, led by higher polyethylene prices in all regions except Latin America, which was flat. Volume was flat year-over-year, as higher demand for functional polymers in all regions was offset by lower polyethylene volumes. On a sequential basis, net sales were flat, driven by slightly lower downstream polymer sales and offset by higher non-recurring licensing revenue.

Equity earnings were $16 million, a decrease of $34 million compared to the prior year, driven by lower gains at the Thai joint ventures. Sequentially, equity earnings were down $39 million, led by lower gains at our non-principal joint ventures.

Op. EBIT was $618 million, an increase of $142 million compared to the year-ago period, as higher integrated margins more than offset the impact of an unplanned cracker outage in Texas. Sequentially, Op. EBIT decreased by $85 million, primarily due to the impact of an unplanned cracker outage in Texas.

Packaging and Specialty Plastics business reported a net sales increase versus the year-ago period, led by higher polyethylene sales primarily for industrial, consumer, and flexible food packaging in EMEAI and the U.S. & Canada. Sequentially, net sales were flat, as higher demand in all regions for flexible food and specialty packaging and higher polyethylene pricing in the U.S. & Canada were offset by lower sales in renewable energy and mobility end-markets.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, driven by lower third-party aromatics and energy sales, which were partly offset by higher olefin prices. Sequentially, net sales decreased, primarily due to lower aromatic prices in EMEAI.

Dow reports third quarter 2024 results

Industrial Intermediates & Infrastructure

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q24	3Q23	vs. SQLY [B / (W)]	2Q24	vs. PQ [B / (W)]
Net Sales	$2,962	$3,035	$(73)	$2,951	$11
Operating EBIT	$(53)	$21	$(74)	$7	$(60)
Operating EBIT Margin	(1.8)%	0.7%	(250) bps	0.2%	(200) bps
Equity Losses	$(17)	$(63)	$46	$(31)	$14

Industrial Intermediates & Infrastructure segment net sales were $3 billion, down 2% versus the year-ago period. Local price was flat year-over-year. Volume was down 2% year-over-year, driven by lower volumes in Polyurethanes & Construction Chemicals, primarily from a force majeure in MDI following a third-party supplier outage. On a sequential basis, net sales were flat as volume gains were offset by lower prices in both businesses.

Equity losses for the segment were $17 million, an improvement of $46 million versus the year-ago period, driven by improved MEG margins at the Kuwait joint ventures. Sequentially, equity losses improved $14 million versus the prior quarter, driven by higher operating rates at Sadara and improved MEG margins at the Kuwait joint ventures.

Op. EBIT decreased $74 million versus the year-ago period, driven by higher planned maintenance activity and lower integrated margins, partly offset by improved equity earnings. On a sequential basis, Op. EBIT decreased $60 million, driven by lower integrated margins and higher planned maintenance, which were partly offset by the restart from an outage at Louisiana Operations.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, driven by lower MDI volumes in the U.S. & Canada following a third-party supplier outage as well as lower local prices. Sequentially, net sales increased, driven by volume gains in Asia Pacific and Latin America, partly offset by lower volumes in EMEAI.

Industrial Solutions business reported an increase in net sales compared to the year-ago period, driven by improved supply availability following the restart from the outage at Louisiana Operations and local price gains. Sequentially, net sales were flat, driven by improved supply availability as well as higher demand for energy applications, which were offset by lower local prices.

Performance Materials & Coatings

	Three Months Ended Sep 30			Three Months Ended Jun 30
In millions, except margin percentages	3Q24	3Q23	vs. SQLY [B / (W)]	2Q24	vs. PQ [B / (W)]
Net Sales	$2,214	$2,130	$84	$2,243	$(29)
Operating EBIT	$140	$179	$(39)	$146	$(6)
Operating EBIT Margin	6.3%	8.4%	(210) bps	6.5%	(20) bps
Equity Earnings	$1	$5	$(4)	$2	$(1)

Performance Materials & Coatings segment net sales in the quarter were $2.2 billion, up 4% versus the year-ago period. Local price decreased 1% year-over-year, driven by lower prices in Consumer Solutions, partly offset by higher prices in Coatings & Performance Monomers. Volume was up 5% year-over-year, driven by gains in both businesses and all geographic regions. On a sequential basis, net sales were down 1%, driven by lower prices and seasonally lower volumes in the U.S. & Canada and EMEAI.

Dow reports third quarter 2024 results

Op. EBIT was $140 million, a decrease of $39 million compared to the year-ago period, driven by higher raw material costs, partly offset by higher volumes. Sequentially, Op. EBIT decreased $6 million, driven by lower prices, which were mostly offset by lower planned maintenance activity.

Consumer Solutions business reported an increase in net sales versus the year-ago period, driven by higher volumes in all geographic regions and across all end-markets, led by home & personal care and electronics, partly offset by lower prices. Sequentially, net sales increased, driven by improved demand in siloxanes as well as electronics, which were partly offset by lower prices.

Coatings & Performance Monomers business reported an increase in net sales compared to the year-ago period, driven by volume and price gains, primarily in the U.S. & Canada. Sequentially, net sales decreased, primarily from seasonally lower demand for architectural coatings.

OUTLOOK

“Looking forward, we continue to operate with discipline as we capitalize on areas of demand strength and leverage our global scale and advantaged cost positions,” said Fitterling. “As cycle dynamics improve, we remain well-positioned to enable higher returns to shareholders. Our financial strength will continue to support our counter-cyclical growth investments, which are focused in higher-value businesses and regions, particularly where demand is resilient and we have a competitive cost advantage. Altogether, these investments are expected to deliver more than $3 billion in underlying earnings by 2030.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com
+1 989-633-5564	+1 989-638-6871

Dow reports third quarter 2024 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net sales	$10,879	$10,730	$32,559	$34,001
Cost of sales	9,809	9,592	28,888	30,096
Research and development expenses	208	197	608	616
Selling, general and administrative expenses	396	380	1,228	1,216
Amortization of intangibles	76	81	234	243
Restructuring and asset related charges - net	24	—	69	549
Equity in earnings (losses) of nonconsolidated affiliates	2	(7)	45	(112)
Sundry income (expense) - net	119	92	256	202
Interest income	36	44	143	186
Interest expense and amortization of debt discount	199	192	595	549
Income before income taxes	324	417	1,381	1,008
Provision for income taxes	84	90	145	253
Net income	240	327	1,236	755
Net income attributable to noncontrolling interests	26	25	67	61
Net income available for Dow Inc. common stockholders	$214	$302	$1,169	$694

Per common share data:
Earnings per common share - basic	$0.30	$0.43	$1.65	$0.97
Earnings per common share - diluted	$0.30	$0.42	$1.65	$0.97

Weighted-average common shares outstanding - basic	702.3	704.0	703.5	706.4
Weighted-average common shares outstanding - diluted	703.6	707.5	704.9	709.7

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2024	Dec 31, 2023
Assets
Current Assets
Cash and cash equivalents	$2,883	$2,987
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2024: $111; 2023: $81)	5,380	4,718
Other	1,936	1,896
Inventories	6,741	6,076
Other current assets	1,037	1,937
Total current assets	17,977	17,614
Investments
Investment in nonconsolidated affiliates	1,303	1,267
Other investments (investments carried at fair value - 2024: $2,135; 2023: $1,877)	2,854	2,740
Noncurrent receivables	525	438
Total investments	4,682	4,445
Property
Property	62,642	60,203
Less: Accumulated depreciation	40,549	39,137
Net property	22,093	21,066
Other Assets
Goodwill	8,684	8,641
Other intangible assets (net of accumulated amortization - 2024: $5,645; 2023: $5,374)	1,840	2,072
Operating lease right-of-use assets	1,301	1,320
Deferred income tax assets	1,526	1,486
Deferred charges and other assets	1,286	1,323
Total other assets	14,637	14,842
Total Assets	$59,389	$57,967
Liabilities and Equity
Current Liabilities
Notes payable	$111	$62
Long-term debt due within one year	296	117
Accounts payable:
Trade	5,093	4,529
Other	1,955	1,797
Operating lease liabilities - current	316	329
Income taxes payable	257	419
Accrued and other current liabilities	2,799	2,704
Total current liabilities	10,827	9,957
Long-Term Debt	16,164	14,907
Other Noncurrent Liabilities
Deferred income tax liabilities	397	399
Pension and other postretirement benefits - noncurrent	4,689	4,932
Asbestos-related liabilities - noncurrent	727	788
Operating lease liabilities - noncurrent	1,023	1,032
Other noncurrent obligations	6,721	6,844
Total other noncurrent liabilities	13,557	13,995
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2024: 782,047,707 shares; 2023: 778,595,514 shares)	8	8
Additional paid-in capital	9,055	8,880
Retained earnings	21,459	21,774
Accumulated other comprehensive loss	(7,503)	(7,681)
Treasury stock at cost (2024: 81,956,017 shares; 2023: 76,302,081 shares)	(4,708)	(4,374)
Dow Inc.’s stockholders’ equity	18,311	18,607
Noncontrolling interests	530	501
Total equity	18,841	19,108
Total Liabilities and Equity	$59,389	$57,967

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2024	Sep 30, 2023
Operating Activities
Net income	$1,236	$755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,143	1,954
Credit for deferred income tax	(134)	(817)
Earnings of nonconsolidated affiliates less than dividends received	221	300
Net periodic pension benefit credit	(143)	(69)
Pension contributions	(92)	(111)
Net gain on sales of assets, businesses and investments	(58)	(49)
Restructuring and asset related charges - net	69	549
Other net loss	332	588
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(818)	365
Inventories	(676)	777
Accounts payable	601	(859)
Other assets and liabilities, net	(589)	153
Cash provided by operating activities - continuing operations	2,092	3,536
Cash provided by operating activities - discontinued operations	8	4
Cash provided by operating activities	2,100	3,540
Investing Activities
Capital expenditures	(2,173)	(1,598)
Investment in gas field developments	(157)	(175)
Purchases of previously leased assets	—	(5)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	36	66
Acquisitions of property and businesses, net of cash acquired	(121)	(103)
Investments in and loans to nonconsolidated affiliates	(25)	(4)
Distributions and loan repayments from nonconsolidated affiliates	—	2
Proceeds from sales of ownership interests in nonconsolidated affiliates	—	63
Purchases of investments	(1,381)	(1,291)
Proceeds from sales and maturities of investments	2,386	1,244
Other investing activities, net	(21)	(45)
Cash used for investing activities	(1,456)	(1,846)
Financing Activities
Changes in short-term notes payable	(61)	(122)
Proceeds from issuance of short-term debt greater than three months	114	—
Payments on short-term debt greater than three months	(6)	—
Proceeds from issuance of long-term debt	1,443	76
Payments on long-term debt	(224)	(355)
Collections on securitization programs	28	8
Purchases of treasury stock	(494)	(500)
Proceeds from issuance of stock	51	63
Transaction financing, debt issuance and other costs	(13)	(1)
Employee taxes paid for share-based payment arrangements	(38)	(41)
Distributions to noncontrolling interests	(49)	(51)
Dividends paid to stockholders	(1,474)	(1,481)
Cash used for financing activities	(723)	(2,404)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	18	(130)
Summary
Decrease in cash, cash equivalents and restricted cash	(61)	(840)
Cash, cash equivalents and restricted cash at beginning of period	3,048	3,940
Cash, cash equivalents and restricted cash at end of period	$2,987	$3,100
Less: Restricted cash and cash equivalents, included in "Other current assets"	104	20
Cash and cash equivalents at end of period	$2,883	$3,080

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Packaging & Specialty Plastics	$5,516	$5,454	$16,461	$17,508
Industrial Intermediates & Infrastructure	2,962	3,035	8,921	9,590
Performance Materials & Coatings	2,214	2,130	6,609	6,603
Corporate	187	111	568	300
Total	$10,879	$10,730	$32,559	$34,001
U.S. & Canada	$4,149	$3,968	$12,470	$12,667
EMEAI [1]	3,568	3,398	10,624	11,225
Asia Pacific	1,890	2,067	5,712	6,172
Latin America	1,272	1,297	3,753	3,937
Total	$10,879	$10,730	$32,559	$34,001

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2024				Nine Months Ended Sep 30, 2024
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	1%	—%	—%	1%	(4)%	—%	(2)%	(6)%
Industrial Intermediates & Infrastructure	—	—	(2)	(2)	(7)	(1)	1	(7)
Performance Materials & Coatings	(1)	—	5	4	(4)	(1)	5	—
Total	—%	—%	1%	1%	(5)%	—%	1%	(4)%
Total, excluding the Hydrocarbons & Energy business	—%	—%	2%	2%	(5)%	(1)%	3%	(3)%
U.S. & Canada	2%	—%	3%	5%	(4)%	—%	2%	(2)%
EMEAI [1]	2	—	3	5	(5)	—	—	(5)
Asia Pacific	(2)	(1)	(6)	(9)	(6)	(1)	—	(7)
Latin America	(2)	—	—	(2)	(5)	—	—	(5)
Total	—%	—%	1%	1%	(5)%	—%	1%	(4)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2024
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(1)%	—%	1%	—%
Industrial Intermediates & Infrastructure	(1)	—	1	—
Performance Materials & Coatings	(1)	1	(1)	(1)
Total	(1)%	—%	1%	—%
Total, excluding the Hydrocarbons & Energy business	(1)%	—%	1%	—%
U.S. & Canada	—%	—%	(1)%	(1)%
EMEAI [1]	(2)	1	1	—
Asia Pacific	(3)	—	2	(1)
Latin America	(1)	—	3	2
Total	(1)%	—%	1%	—%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Packaging & Specialty Plastics		$618	$476	$1,926	$2,036
Industrial Intermediates & Infrastructure		(53)	21	41	109
Performance Materials & Coatings		140	179	327	280
Corporate		(64)	(50)	(160)	(206)
Total		$641	$626	$2,134	$2,219

Depreciation and Amortization by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Packaging & Specialty Plastics		$384	$321	$1,098	$961
Industrial Intermediates & Infrastructure		155	134	443	391
Performance Materials & Coatings		194	193	578	583
Corporate		8	9	24	19
Total		$741	$657	$2,143	$1,954

Operating EBITDA by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Packaging & Specialty Plastics		$1,002	$797	$3,024	$2,997
Industrial Intermediates & Infrastructure		102	155	484	500
Performance Materials & Coatings		334	372	905	863
Corporate		(56)	(41)	(136)	(187)
Total		$1,382	$1,283	$4,277	$4,173

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Nine Months Ended
In millions (Unaudited)		Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Packaging & Specialty Plastics		$16	$50	$96	$90
Industrial Intermediates & Infrastructure		(17)	(63)	(63)	(219)
Performance Materials & Coatings		1	5	9	14
Corporate		2	1	3	3
Total		$2	$(7)	$45	$(112)

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Nine Months Ended
In millions (Unaudited)	Jun 30, 2024	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net income	$458	$240	$327	$1,236	$755
+ Provision (credit) for income taxes	150	84	90	145	253
Income before income taxes	$608	$324	$417	$1,381	$1,008
- Interest income	42	36	44	143	186
+ Interest expense and amortization of debt discount	197	199	192	595	549
- Significant items	(56)	(154)	(61)	(301)	(848)
Operating EBIT (non-GAAP)	$819	$641	$626	$2,134	$2,219

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$324	$214	$0.30
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(79)	(62)	(0.09)	Cost of sales ($47 million); R&D ($1 million); SG&A ($7 million); Restructuring and asset related charges - net ($24 million)
Indemnification and other transaction related costs [5]	(75)	(58)	(0.08)	Cost of sales
Total significant items	$(154)	$(120)	$(0.17)
Operating results (non-GAAP)	$478	$334	$0.47

Significant Items Impacting Results for the Three Months Ended Sep 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$417	$302	$0.42
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(82)	(64)	(0.09)	Cost of sales ($52 million); R&D ($1 million); SG&A ($29 million)
Indemnification and other transaction related costs [6]	21	21	0.03	Sundry income (expense) - net
Total significant items	$(61)	$(43)	$(0.06)
Operating results (non-GAAP)	$478	$345	$0.48
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets in 2024.
5.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,381	$1,169	$1.65
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(226)	(177)	(0.25)	Cost of sales ($124 million); R&D ($3 million); SG&A ($30 million); Restructuring and asset related charges - net ($69 million)
Indemnification and other transaction related costs [5]	(75)	(58)	(0.08)	Cost of sales
Income tax related items [6]	—	194	0.27	Provision for income taxes
Total significant items	$(301)	$(41)	$(0.06)
Operating results (non-GAAP)	$1,682	$1,210	$1.71

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,008	$694	$0.97
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(688)	(542)	(0.76)	Cost of sales ($115 million); R&D ($3 million); SG&A ($51 million); Restructuring and asset related charges - net ($549 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [7]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [8]	17	20	0.03	Sundry income (expense) - net
Income tax related items [9]	—	57	0.08	Provision for income taxes
Total significant items	$(848)	$(603)	$(0.84)
Operating results (non-GAAP)	$1,856	$1,297	$1.81
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets in 2024 and certain gains and losses associated with previously impaired equity investments in 2023.
5.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.
6.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.
7.Includes a loss associated with legacy agricultural products groundwater contamination matters.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$608	$439	$0.62
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(56)	(43)	(0.06)	Cost of sales ($44 million); R&D ($1 million); SG&A ($11 million)
Total significant items	$(56)	$(43)	$(0.06)
Operating results (non-GAAP)	$664	$482	$0.68
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program.

Reconciliation of Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Cash provided by operating activities - continuing operations (GAAP)	$800	$1,658	$2,092	$3,536
Capital expenditures	(736)	(597)	(2,173)	(1,598)
Free Cash Flow (non-GAAP)	$64	$1,061	$(81)	$1,938

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024
Cash provided by operating activities - continuing operations (GAAP)	$1,628	$460	$832	$800
Net income (loss) (GAAP)	$(95)	$538	$458	$240
Cash flow from operations to net income (GAAP) [1]	N/A	85.5%	181.7%	333.3%
Cash flow from operations to net income - trailing twelve months (GAAP)				326.0%
Operating EBITDA (non-GAAP)	$1,216	$1,394	$1,501	$1,382
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	133.9%	33.0%	55.4%	57.9%
Cash Flow Conversion - trailing twelve months (non-GAAP)				67.7%
1.Cash flow from operations to net income is not applicable for the fourth quarter of 2023 due to a net loss for the period.